Exhibit 99.1

  S.Y. Bancorp Increases Quarterly Cash Dividend 7% To $0.16 Per Common Share

     LOUISVILLE, Ky.--(BUSINESS WIRE)--May 16, 2007--S.Y. Bancorp, Inc. (NASDAQ:
SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, southern Indiana and Indianapolis, today announced that its Board of Directors has voted to increase the Company's quarterly cash dividend rate 7% to $0.16 per common share. The new rate will go into effect with the next payment on July 2, 2007, to stockholders of record as of June 15, 2007.

     Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are pleased to announce another increase in the Company's dividend payment, enabling our shareholders to participate more directly in the Company's ongoing progress and prosperity. The Board's action underscores our desire to use the Company's strong capital position and earnings to build shareholder value over the long term."

     S. Y. Bancorp, Inc., with $1.414 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904 in Louisville, Kentucky, and now has offices in metropolitan Louisville and Indianapolis. The Company's stock trades on NASDAQ under the symbol SYBT.

     This release contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.


     CONTACT: S.Y. Bancorp, Inc.
              Nancy B. Davis, 502-625-9176
              Executive Vice President, Treasurer and Chief Financial
              Officer